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                                                                      EXHIBIT 11

                          GLOBAL ELECTION SYSTEMS INC.
                         Computation of Per-Share Income
                              Treasury Stock Method

                                                  Period Ended          Period Ended
                                               September 30, 2000    September 30, 1999

                                                  Three Months          Three Months
Weighted average number of share outstanding           19,731,892            18,483,672

Total common and common equivalent shares              21,198,559            20,100,339

(Loss) Net Income for the period               $         (477,169)   $          667,817

Weighted average number of share outstanding           19,731,892            18,483,672

(Loss) Earnings per share - basic              $            (0.02)   $             0.04

(Loss) Net Income for the period               $         (477,169)   $          667,817

Total common and common equivalent shares              21,198,559            20,100,339

Earnings per share - fully diluted             $            N / A    $             0.04


Earnings per share:

Basic earnings per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding for the period.

Fully diluted earnings per share is computed by dividing the net income for the period by the common and common equivalent shares outstanding for the period.